                                                                   Exhibit 10.35


                               BAY NETWORKS, INC.
                     EXECUTIVE RETENTION AND SEVERANCE PLAN

                            ADOPTED JANUARY 26, 1998


This Executive Retention and Severance Plan (the "Plan" or "Retention Plan") was adopted by the Compensation Committee of the Board of Directors of Bay Networks, Inc. (the "Company") at a meeting held in Santa Clara, California on January 26, 1998, and approved and ratified by the full Board of Directors on January 27, 1998.

BACKGROUND OF THE PLAN

 A. The Company draws upon the knowledge, experience and objective advice of its executives, managers and employees in order to manage its business for the benefit of the Company's stockholders.

 B. Due to the widespread awareness of the possibility of mergers, acquisitions and other strategic alliances in the telecommunications and data networking industry, change of control is increasingly an issue in competitive recruitment efforts.

 C. The Company recognizes that if there occurred a change of control or other event that could substantially change the nature and structure of the Company, the resulting uncertainty regarding the consequences of such an event could adversely affect the Company's ability to attract, retain and motivate its executives and key employees.

 D. The Company initiated a project in October, 1997, to evaluate industry practices and possible standard approaches to the retention and severance of executives, officers and key employees in the event of a change of control of the Company.

 E. On January 15, 1998, the Compensation Committee reviewed a market analysis and preliminary recommendations with respect to the adoption of an executive retention plan, prepared by a team including the Chief Financial Officer, counsel to the Company, counsel to the Committee and a compensation consultant.

 F. On January 26, 1998, the Compensation Committee of the Company's Board of Directors reviewed, approved and adopted the general terms of the Retention Plan, and directed the Company's counsel to prepare definitive documentation of the Plan.

 G. On January 27, 1998 the Retention Plan was approved and ratified by the Company's Board of Directors.

EXECUTIVE RETENTION AND SEVERANCE PLAN                                    PAGE 2
  ADOPTED BY THE COMPENSATION COMMITTEE
  OF THE BOARD OF DIRECTORS OF BAY NETWORKS, INC.


1.      GENERAL

        1.1 Purpose. The purpose of this Plan is to provide specified compensation and benefits to selected Executives, Officers and Key Employees of the Company in the event of a Termination Upon Change of Control.

        1.2 No employment agreement. This Agreement does not obligate the Company to continue to employ a Plan Participant for any specific period of time, or in any specific role or geographic location. Subject to the terms of any applicable written employment agreement between Company and a Participant, Company may assign a Participant to other duties, and either the Company or Participant may terminate Participant's employment at any time for any reason.

        1.3 Defined terms. Capitalized terms used in this agreement shall have the meanings set forth in section 4, unless the context clearly requires a different meaning.

        1.4 Delivery of Agreements. The Executives of the Company are authorized to deliver written Agreements confirming the provisions of this Plan. The Company may elect not to deliver individual Agreements to each eligible Key Employee, and shall not be required to deliver an individual agreement to every Participant; however, the Company may condition a Participant's entitlement to receive benefits under the Plan on execution of an Agreement.

2.      TERMINATION UPON CHANGE OF CONTROL

        2.1 Basic Severance Compensation. In the event of a Participant's Termination Upon Change of Control, the Participant shall be entitled to the basic severance compensation described below.

               2.1.1 Salary. All salary and accrued vacation earned through the date of Participant's termination of employment shall be paid to Participant.

               2.1.2 Expense reimbursement. Within ten (10) days of submission of proper expense reports, the Company shall reimburse a Participant for all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company prior to Participant's termination of employment.

               2.1.3 Employee benefits. Participant shall receive the benefits, if any, under the Company's 401(k) Plan, nonqualified deferred compensation plan, employee stock purchase plan and other Company benefit plans to which Participant may be entitled pursuant to the terms of such plans.

        2.2 Cash Severance Benefits. In the event of a Participant's Termination Upon Change of Control, Participant shall be entitled to the additional severance benefits described below.



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EXECUTIVE RETENTION AND SEVERANCE PLAN                                    PAGE 3
  ADOPTED BY THE COMPENSATION COMMITTEE
  OF THE BOARD OF DIRECTORS OF BAY NETWORKS, INC.


               2.2.1 Prorated bonus payment. A Participant who is an Executive or Officer shall receive Participant's target bonus or incentive payment for the year in which termination occurs, pro rated through the date of termination and less applicable withholding, paid within thirty (30) days of termination of employment.

               2.2.2 Cash severance payment. A lump sum cash severance payment shall be made:

         (a) to each Participant who is a Key Employee, in the amount which is the greater of (1) one week (i.e., 0.01923) of Target Annual Earnings for every $10,000.00 of Target Annual Earnings, plus one week of Target Annual Earnings for every year of Participant's service to the Company (rounded to the closest year), or (2) thirteen weeks of Target Annual Earnings;

         (b) to each Participant who is an Officer, in the amount of 125% of annual Target Annual Earnings; and

         (c) to each Participant who is an Executive, in the amount of 200% of Target Annual Earnings.

All cash severance payments shall be reduced by applicable federal and state withholding, and paid within thirty (30) days of termination of employment.

        2.3    Stock option acceleration.

               2.3.1  Acceleration at Termination Upon Change of Control.

                     (a) All outstanding stock options granted and restricted stock issued by the Company to a Key Employee prior to the Change of Control shall have their vesting accelerated as to one year of additional vesting as of the date of such Termination Upon Change of Control.

                     (b) All outstanding stock options granted and restricted stock issued by the Company to an Officer prior to the Change of Control shall have their vesting accelerated as to two years of additional vesting as of the date of such Termination Upon Change of Control.

                     (c) All outstanding stock options granted and restricted stock issued by the Company to an Executive prior to the Change of Control shall have their vesting fully accelerated so as to be 100% vested on the date of a Termination Upon Change of Control.

               2.3.2 Acceleration upon non-assumption in a Change of Control. If there is a Change of Control transaction in which outstanding stock options granted and restricted stock issued by the Company prior to the transaction are not fully assumed by the Successor, or replaced by fully equivalent substitute options or restricted stock, then (1) all such options and restricted stock shall have their vesting fully accelerated to be 100% vested prior to the effective



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EXECUTIVE RETENTION AND SEVERANCE PLAN                                    PAGE 4
  ADOPTED BY THE COMPENSATION COMMITTEE
  OF THE BOARD OF DIRECTORS OF BAY NETWORKS, INC.


date of the Change of Control and (2) the Company shall provide reasonable prior written notice to Participant of (a) the date such unexercised options will terminate and (b) the period during which Participant may exercise the fully vested options. Alternatively, the Company may elect to deliver to Participant on the effective date of the Change of Control a cash payment equal to the difference between (i) the aggregate exercise price of Participant's unexercised options or restricted stock, and (ii) the value of the consideration deliverable for an equivalent number of shares as a result of the Change of Control transaction.

        2.4    Extended medical and dental benefits.

               2.4.1 Benefit continuation. Participant shall receive continued provision of the Company's standard employee medical and dental insurance coverages, as elected by the Participant and in effect immediately prior to the Change of Control, for the measuring period with respect to which Participant receives a lump sum cash severance payment pursuant to section 2.2.2; plus, for any Participant who is a consultant to the Company pursuant to section 2.5, an additional six months.

               2.4.2 Continued medical coverage for U.S. residents. Thereafter, if Participant resides in the United States, Participant shall be entitled to elect continued medical insurance coverage in accordance with the applicable provisions of U.S. federal law (COBRA). If such coverage included dependents of Participant immediately prior to the date of termination, such dependents also shall be covered at Company expense during the extension period. For purposes of title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the date of the "qualifying event" for Participant and his dependents shall be the date upon which the Company-paid coverage terminates.

               2.4.3 Termination upon coverage under another medical plan. Notwithstanding the preceding provisions of this section 2.4, in the event a Participant becomes covered as a primary insured (that is, not as a beneficiary under a spouse's or partner's plan) under another employer's group health plan during the continuation period, Participant promptly shall inform the Company and the Company shall cease provision of continued group health insurance for Participant and any dependents.

        2.5    Consulting contract.

               2.5.1 Six-month Consulting Period. If Participant is an Executive, or an Officer who is either (a) designated as subject to the reporting requirements of Section 16 of the Securities Exchange Act, or (b) deemed an affiliate of the Company by the Company's legal counsel prior to a change of control, then Participant shall be engaged as a consultant to the Company for a period of six (6) months after Participant's Termination Upon Change of Control (the "Consulting Period") to provide advice and assist in the transition occasioned by the Change of Control.

               2.5.2 Consulting Fee. A Participant who is engaged as a consultant pursuant to section 2.5.1 shall receive during the Consulting Period a consulting fee in the


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EXECUTIVE RETENTION AND SEVERANCE PLAN                                    PAGE 5
  ADOPTED BY THE COMPENSATION COMMITTEE
  OF THE BOARD OF DIRECTORS OF BAY NETWORKS, INC.


amount of fifty percent (50%) of Target Annual Earnings, payable in six equal monthly installments.

               2.5.3 Option continuation during Consulting Period. The stock options of a Participant entitled to be engaged as a consultant shall continue in effect during the Consulting Period, in accordance with and to the maximum extent permissible under the terms of the applicable option plans and agreements.

               2.5.4 Other employment not precluded. During the Consulting Period Participant shall not be precluded from accepting other employment, provided Participant is available to the Company at such times and for such consulting matters as the Company may reasonably request.

3.      FEDERAL EXCISE TAX UNDER IRC SECTION 280G

        3.1 Reimbursement of excise tax payable by an Executive. If (1) any amounts payable under this Plan to an Executive are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code, and
(2) Executive thereby would be subject to any United States federal excise tax due to that characterization, then (3) the Company shall reimburse the Executive for the amount of such excise tax; provided, however, that, no reimbursement shall be made for any excise tax payable with respect to the reimbursement made pursuant to this section 3.1. The excise tax reimbursement made pursuant to this section 3.1 shall be subject to all applicable withholding. The foregoing shall be conditioned upon the Executive cooperating with the Company in such manner as may be reasonably requested (other than reducing amounts payable hereunder) so as to minimize the amount of such excise tax.

        3.2 Adjustment of excess payments payable to an Officer. If (1) any amounts payable to an Officer under this Agreement are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code, and
(2) Officer thereby would be subject to any United States federal excise tax due to that characterization, then (3) the Officer may elect, in Officer's sole discretion, to reduce the amounts payable under this Agreement or to have any portion of applicable options or restricted stock not vest in order to avoid any "excess parachute payment" under Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended.

        3.3 Determination by independent public accountants. Unless the Company and Participant otherwise agree in writing, any determination required under this Section 3 shall be made in writing by independent public accountants agreed to by the Company and the Participant (the "Accountants"), whose determination shall be conclusive and binding upon Participant and the Company for all purposes. For purposes of making the calculations required by this Section 3, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations. The Company shall bear all fees and expenses the

EXECUTIVE RETENTION AND SEVERANCE PLAN                                    PAGE 6
  ADOPTED BY THE COMPENSATION COMMITTEE
  OF THE BOARD OF DIRECTORS OF BAY NETWORKS, INC.


Accountants may reasonably charge in connection with the services contemplated by this Section 3.

4.      DEFINITIONS

        4.1 Capitalized terms defined. Capitalized terms used in this Plan shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

        4.2 "Agreement" shall mean a written agreement conforming to the Plan, prepared and containing such additional terms and conditions as may be approved by counsel to the Company prior to a Change of Control, delivered by the Company to an Executive, Officer or other Participant in the Plan.

        4.3    "Cause" means:

               (a) theft; a material act of dishonesty or fraud; intentional falsification of any employment or Company records; or the commission of any criminal act which impairs Participant's ability to perform appropriate employment duties for the Company;

               (b) improper disclosure or use of the Company's confidential, business or proprietary information by Participant;

               (c) the Participant's conviction (including any plea of guilty or nolo contendere) for a crime involving moral turpitude causing material harm to the reputation and standing of the Company, as determined by the Company in good faith; or

               (d) gross negligence or willful misconduct in the performance of Participant's assigned duties (but not mere unsatisfactory performance).

        4.4    "Change of Control"   means:

               (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities;

               (b) the Company is party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;


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EXECUTIVE RETENTION AND SEVERANCE PLAN                                    PAGE 7
  ADOPTED BY THE COMPENSATION COMMITTEE
  OF THE BOARD OF DIRECTORS OF BAY NETWORKS, INC.


               (c) the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction having similar effect);

               (d) there occurs a change in the composition of the Board of Directors of the Company within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or

               (e) the dissolution or liquidation of the Company.

        4.5 "Company" shall mean Bay Networks, Inc., and, following a Change of Control, any Successor that agrees to assume, or otherwise becomes bound to by operation of law, all the terms and provisions of this Agreement.

        4.6 "Effective Date" means (a) with respect to this Plan, January 27, 1998, and (b) with respect to an Agreement either (1) January 27, 1998 or (2) such later date as a Participant becomes entitled to participate in the Plan as a Key Employee, Officer or Executive.

        4.7 "Executive" shall mean each officer of the Company elected by the Board of Directors to serve as an Executive Vice President or as the Chief Executive Officer as of the Effective Date of the Plan, and such additional individuals as may be designated thereafter by the Compensation Committee of the Board of Directors.

        4.8 "Good Reason" means the occurrence of any of the following conditions following a Change of Control, without Participant's informed written consent, which condition(s) remain(s) in effect ten (10) days after written notice to the Company from Participant of such condition(s):

               (a) a material decrease in Participant's base salary or target bonus amount;

               (b) the relocation of Participant's work place for the Company to a location more than 50 miles from the location of the work place prior to the Change of Control;

               (c) in the case of an Executive or Officer, assignment to responsibilities or duties that are not a Substantive Functional Equivalent (as defined in this Plan or in an Agreement) of the position which the Executive or Officer occupied prior to the Change of Control; or

               (d) with respect to any individual Participant, any material breach by the Company of the terms of this Plan or of an Agreement with the Participant.

        4.9 "Incumbent Director" shall mean a director who either (1) is a director of the Company as of the Effective Date of this Agreement, or (2) is elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but (3) was not elected or


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EXECUTIVE RETENTION AND SEVERANCE PLAN                                    PAGE 8
  ADOPTED BY THE COMPENSATION COMMITTEE
  OF THE BOARD OF DIRECTORS OF BAY NETWORKS, INC.


nominated in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

        4.10 "Key Employee" shall mean each employee of the Company who is designated as a participant in the Key Employees Incentive Plan (KEIP), and such additional non-officer employees as may be designated from time to time by the Chief Executive Officer or the Compensation Committee of the Board of Directors.

        4.11 "Officer" shall mean each officer of the Company serving with the title of Senior Vice President or Vice President at the Effective Date of the Plan, and such additional individuals as may be thereafter appointed to such offices with the approval of the Compensation Committee of the Board of Directors.

        4.12 "Participant" shall mean a Key Employee, Officer or Executive of the Company, and such additional individuals as may be designated to participate in the Plan by the Compensation Committee of the Board of Directors.

        4.13   "Permanent Disability" means that:

               (a) the Participant has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Participant's duties;

               (b) such total incapacity shall have continued for a period of six consecutive months; and

               (c) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Employee's life.

        4.14 "Substantive Functional Equivalent" means, with respect to a Participant who is an Executive or Officer, an employment position occupied after a Change of Control that:

               (a) is in a substantive area of competence (such as, accounting; engineering management; executive management; finance; human resources; marketing, sales and service; operations and manufacturing; etc.) that is consistent with Participant's experience and not materially different from the position occupied prior to the Change of Control;

               (b) requires Participant to serve in a role and perform duties that are functionally equivalent to those performed prior to the Change of Control;

               (c) carries a title that does not connote a lesser rank or corporate role than the title held by Participant prior to the Change of Control;

               (d) does not otherwise constitute a material, adverse change in Participant's responsibilities or duties, as measured against Participant's responsibilities or duties prior to the Change of Control, causing it to be of materially lesser rank or responsibility;


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EXECUTIVE RETENTION AND SEVERANCE PLAN                                    PAGE 9
  ADOPTED BY THE COMPENSATION COMMITTEE
  OF THE BOARD OF DIRECTORS OF BAY NETWORKS, INC.


               (e) if prior to the Change of Control Participant was identified as an executive officer of the Company for purposes of the rules promulgated under Section 16 of the Securities Exchange Act of 1934, identifies Participant as a Section 16 officer of a publicly traded Successor having net assets and annual revenues no less than those of the Company prior to the Change of Control; and

               (f) if prior to the Change of Control Participant was identified as an executive officer of the Company, for purposes of the rules promulgated under Section 16 of the Securities Exchange Act of 1934, requires Participant to report directly to an executive officer, committee or board of the Successor that is no less senior than the executive officer, committee or board, as the case may be, to whom Participant reported at the Company prior to the Change of Control.

        4.15 "Successor" means the Company as defined above and any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

        4.16 "Target Annual Earnings" means the sum of annual base salary plus 100% of annual bonus or incentive pay. If different sums would result from calculations as of (a) the date thirty (30) days prior to the date that the Company publicly announces it is conducting negotiations leading to a Change of Control, (b) the date on which a Change of Control occurs or (c) the date of a Participant's Termination Upon Change of Control, then Target Annual Earnings shall be determined by the calculation as of the specified date that yields the highest value.

        4.17 "Termination Upon Change of Control" means:

               (a) any termination of the employment of a Participant by the Company without Cause during the period commencing thirty (30) days prior to the earlier of (1) the date that the Company first publicly announces it is conducting negotiations leading to a Change of Control, or (2) the date that the Company enters into a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company's stockholders and other conditions and contingencies); and ending on the date which is twelve (12) months after the Change of Control; or

               (b) any resignation by a Participant for Good Reason, as defined in this Plan or in an Agreement, within twelve (12) months after the occurrence of any Change of Control; but

               (c) "Termination Upon Change of Control" shall not include any termination of the employment of a Participant (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Participant; (3) as a result of the death of the Participant; or (4) as a result of the voluntary termination of employment by the Participant for reasons other than Good Reason.

EXECUTIVE RETENTION AND SEVERANCE PLAN                                   PAGE 10
  ADOPTED BY THE COMPENSATION COMMITTEE
  OF THE BOARD OF DIRECTORS OF BAY NETWORKS, INC.


5.      EXCLUSIVE REMEDY

        5.1 Sole remedy for Termination Upon Change of Control. The payments and benefits provided for in Sections 2 and 3 shall constitute the Participant's sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Participant and the Company in the event of Participant's Termination Upon Change of Control.

        5.2 No other benefits payable. The Participant shall be entitled to no other compensation, benefits, or other payments from the Company as a result of any termination of employment with respect to which the payments and/or benefits described in Sections 2 and 3 have been provided to the Participant, except as expressly set forth in a written agreement or in a duly executed employment agreement between Company and Participant.

        5.3 Release of Claims. The Company may condition payment of the cash severance benefits described in section 2.2 of this Plan and the stock option acceleration described in section 2.3 upon the delivery by Participant of a signed release of claims in a form reasonably satisfactory to the Company.

6.      PROPRIETARY AND CONFIDENTIAL INFORMATION

The forms of Agreement shall provide that Participant agrees to continue to abide by the terms and conditions of the Company's confidentiality and/or proprietary rights agreement between the Participant and the Company.

7.      NON-SOLICITATION

        7.1 Agreement not to solicit. The forms of Agreement shall provide that if the Company performs its obligations to deliver the severance benefits set forth in sections 2 and 3 of the Plan, then for a period of one (1) year after Participant's Termination Upon Change of Control, Participant will not, directly or indirectly, solicit the services or business of or in any other manner persuade any employee, distributor, vendor, representative or customer of the Company to discontinue that person's or entity's relationship with or to the Company.

        7.2 Other agreements not superseded. This provision shall not supersede or limit the terms, including more restrictive terms, of any other agreement by Participant to refrain from competition with or from soliciting the employees or customers of Company.

8.      ARBITRATION

        8.1 Disputes subject to arbitration. Any claim, dispute or controversy arising out of the Plan, the interpretation, validity or enforceability of an Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association; provided, however, that (1) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets,

EXECUTIVE RETENTION AND SEVERANCE PLAN                                   PAGE 11
  ADOPTED BY THE COMPENSATION COMMITTEE
  OF THE BOARD OF DIRECTORS OF BAY NETWORKS, INC.


confidential and proprietary information or other intellectual property of the Company upon Participant or any third party; and (2) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

        8.2 Site of arbitration. The site of the arbitration proceeding shall be, at Participant's election, either (1) Santa Clara County, California or (2) Middlesex County, Massachusetts or (3) if Participant's primary assigned work place prior to the Change of Control was in neither California nor Massachusetts, a mutually agreed site located within 25 miles of that work place.

        8.3 Cost and expenses borne by Company. All costs and expenses of arbitration or litigation arising out of the Plan or an Agreement, including but not limited to reasonable attorneys fees and other costs reasonably incurred by a Participant, shall be paid by the Company. Notwithstanding the foregoing, if a Participant initiates the arbitration or litigation, and the finder of fact finds that Participant's claims were totally without merit or frivolous, then the Participant shall be responsible for Participant's own attorneys' fees.

9.      INTERPRETATION

The Plan and any Agreement shall be interpreted in accordance with and governed by the laws of the State of California as applied to contracts entered into and entirely to be performed within that state.

10.     CONFLICT IN BENEFITS; NONCUMULATION OF BENEFITS

        10.1 Effect of Agreement. A signed Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Plan and shall be the exclusive agreement for the determination of any payments and accelerated option vesting due upon Participant's Termination Upon Change of Control, except as provided in sections 10.2, 10.3 and 14.

        10.2 No limitation of regular benefit plans. This Plan is not intended to and shall not affect, limit or terminate any plans, programs, or arrangements of the Company that are regularly made available to a significant number of employees, officers or executives of the Company, including without limitation the Company's stock option plans.

        10.3 Noncumulation of benefits. Participant may not cumulate cash severance payments, stock option acceleration and excise tax reimbursement benefits under both this Plan and another agreement. If Participant has any other binding written agreement with the Company which provides that upon a Change of Control or termination of employment the Participant shall receive one or more of the benefits described in sections 2 and 3 of this Plan (i.e., the payment of cash compensation or prorated bonus, acceleration of vesting of stock option or restricted stock

EXECUTIVE RETENTION AND SEVERANCE PLAN                                   PAGE 12
  ADOPTED BY THE COMPENSATION COMMITTEE
  OF THE BOARD OF DIRECTORS OF BAY NETWORKS, INC.


rights, and adjustments or payments relating to federal excise tax), then with respect to those benefits the aggregate amounts payable under this Plan shall be reduced by the amounts paid or payable under such other and separate agreements.

11.     SUCCESSORS AND ASSIGNS

        11.1 Successors of the Company. The Company will require any Successor expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement shall be a material breach of each Agreement.

        11.2 Heirs and representatives of Participant. Agreements issued under the Plan shall inure to the benefit of and be enforceable by a Participant's personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

12.     NOTICES

For purposes of this Plan, notices and all other communications permitted or provided for in an Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

               if to the Company:           Bay Networks, Inc.
                                                   Attention: General Counsel
                                            4401 Great America Parkway
                                            Santa Clara, CA  95052

and if to the Participant at the most recent address recorded in the records of the Company. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

13.     VALIDITY

        13.1 Invalid provisions. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

        13.2 Execution of Agreements by two Company executives or directors. Each Agreement and any modifications or amendments shall require the signatures of two executive officers or members of the Board of Directors to be binding on Company.

14.     EFFECTIVE DATE

The Effective Date of this Plan is January 27, 1998.